UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

Cardinal Health, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-11373	31-0958666
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Cardinal Place, Dublin, Ohio 43017
(Address of principal executive offices) (Zip Code)

(614) 757-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On March 31, 2009, Cardinal Health, Inc. (the “Company”) announced that its Clinical and Medical Products segment, which the Company is planning to spin off later this year as a separate, publicly-traded company named CareFusion Corporation, will reduce its global workforce by approximately 800 people over six months and eliminate an additional 500 positions through normal attrition and not filling open roles. In addition, the Company will implement cost control measures and additional reductions in discretionary spending across all of its businesses, primarily in response to a delay in hospital capital spending and the overall decline in the global economy.

On March 30, 2009, the Company was authorized to incur certain costs associated with exit or disposal activities in connection with this restructuring plan. At this time, the Company estimates the total costs associated with this restructuring plan to be approximately $57 million on a pre-tax basis, of which approximately $33 million of these costs are expected to be incurred in fiscal 2009, with the remainder expected to be incurred in fiscal 2010. These estimates may change in the future. All of these costs are employee-related costs and are expected to result in future cash expenditures. The Company expects this restructuring plan to be completed by the middle of fiscal 2010.

Item 7.01	Regulation FD Disclosure

On March 31, 2009, the Company issued a news release announcing a reduction in its workforce and other cost control measures. A copy of the news release is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	News release issued by Cardinal Health, Inc. on March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Health, Inc.
(Registrant)

Date: March 31, 2009	By:	/s/ Jeffrey W. Henderson
	Name:	Jeffrey W. Henderson
	Title:	Chief Financial Officer

EXHIBIT INDEX

99.1	News release issued by Cardinal Health, Inc. on March 31, 2009.